EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD ANNOUNCES UPDATE ON
PROPOSED REMINGTON TRANSACTION
DALLAS, March 28, 2017 -- Ashford Inc. (NYSE MKT: AINC) (“Ashford” or the “Company”) announced today that the Company has been unsuccessful in receiving an acceptable private letter ruling from the Internal Revenue Service (“IRS”) and has decided to cease its efforts in completing the proposed transaction as originally contemplated with Remington Holdings, LP ("Remington"). The Company has begun the process of evaluating the purchase of just Remington’s project management business, which would not require a private letter ruling, and has formed a Special Committee of its Board to evaluate a possible transaction.
Monty J. Bennett, Ashford's Chairman and Chief Executive Officer commented, “While the Special Committee intends to proceed in a timely manner, there is no assurance that a transaction involving Remington’s project management business will materialize. Additionally, consistent with our commitment to maximizing value for our shareholders, we will also continue to seek attractive investment opportunities involving other hospitality-related services businesses.”
The Company cautions its shareholders that neither the Special Committee nor the Board has set a definitive timetable for the completion of its evaluation of the proposed transaction. Additionally, there is no assurance that a transaction involving Remington’s project management business will materialize.

Ashford provides global asset management, investment management and related services to the real estate and hospitality sectors.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

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